Exhibit 10.6
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of September 8, 2021 (the “Grant Date”) between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and Ravi Tulsyan.
This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of performance-based restricted stock units with respect to a target number of shares of the Company’s Common Stock, $0.001 par value (“Share”) equal to 11,697 restricted stock units (this “Award”), that is subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, Shares or cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Cause” shall have the meaning given to such term in the Severance Agreement.
“Change of Control” means:
(i)during any period, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (including without limitation any settlement thereof);

(ii)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction (but not, for the avoidance of doubt, a sale of assets) involving the Company (each a “Reorganization”), if such Reorganization requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or for the issuance of securities of the Company in such Reorganization), unless, immediately following such Reorganization, (1) individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation that, as a result of such transaction, owns the Company either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company and (y) any one or more Specified Stockholders) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least 50% of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;

(iii)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv)any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) any one or more Specified Stockholders, including any group in which a Specified Stockholder is a member) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above of this definition.

“Change of Control Date” means the date, if any, on which a Change of Control is completed during the Performance Period, as determined by the Company in its discretion.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors of the Company.
“Determination Date” means, with respect to each Performance Period, the date following the completion of such Performance Period on which the Committee certifies the level of achievement of the applicable Performance Goals, which shall be no later than March 10 immediately following the Performance Period.
“Earned Amount” means, with respect to each Tranche, the number of RSUs earned with respect to such Tranche based on the level of achievement of the Performance Goals or otherwise in accordance with this Award Agreement.
“Employment Documents” means your employment offer letter from the Company, the Severance Agreement, and any other individual agreements between you and the Company or any of its Subsidiaries relating to your employment.
“Good Reason” shall have the meaning given to such term in the Severance Agreement.
“Performance Goal” means, with respect to each Tranche, the performance goals applicable to such Tranche as set forth in Exhibit B.
“Performance Period” means, with respect to each Tranche, the period with respect to which the Performance Goals are measured as set forth in Exhibit A.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means the tenth (10th) day following the date, if any, on which the RSUs vest pursuant to Section 3.
“Severance Agreement” means that certain Change in Control and Severance Agreement entered into between you and the Company.
“Target Amount” means, with respect to each Tranche, the target amount of RSUs subject to such Tranche as set forth in Exhibit A.
“Tranche” means each of the 2021 Tranche, the 2022 Tranche and the 2023 Tranche as identified in Exhibit A.
“Vesting Date” means the vesting date specified in Exhibit A.
SECTION 3.Vesting and Settlement.
(a)Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the Earned Amount of each Tranche, determined based on the level of achievement of the Performance Goals during the applicable Performance Period as certified by the Committee, shall vest on the Vesting Date for such Tranche subject to your continued employment through such Vesting Date. Except as otherwise provided in this Award Agreement, no RSUs shall be earned and payable with respect to any Tranche unless the Committee has certified the level of achievement of the applicable Performance Goals. The Committee shall have sole discretion to determine the level of achievement of the applicable Performance Goals. If the RSUs remain outstanding upon the conclusion of the Performance Period and a Change of Control Date has not occurred, then the outstanding RSUs shall be forfeited immediately following the conclusion of the Performance Period.
(b)Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan to the contrary but subject to Section 3(c), all unvested RSUs will be forfeited upon your termination of employment for any reason prior to the end of the Performance Period, except that:
(i)if your employment terminates by reason of your death prior to the end of the Performance Period, you shall vest in (A) the Earned Amount of any outstanding and unvested Tranche that relates to a Performance Period that ended prior to your termination of employment, with such Earned Amount determined based on the level of achievement of the Performance Goals for such Performance Period, which vesting shall occur on the date of your death (or, if later, the Determination Date for such Performance Period) and (B) the Earned Amount of the Tranche that relates to the Performance Period in which your death occurs and the Earned Amount of any Tranche for which the Performance Period is scheduled to commence after your death, with each such

Earned Amount equal to the Target Amount, which vesting shall occur on the date of your death;
(ii)if your employment is terminated by the Company for Cause or by reason of your Disability, or if you resign for any reason, the remainder of this Award shall be forfeited immediately; and
(iii)if your employment is terminated by the Company without Cause, you shall vest in (A) the Earned Amount of any outstanding and unvested Tranche that relates to a Performance Period that ended prior to your termination of employment, with such Earned Amount determined based on the level of achievement of the Performance Goals for such Performance Period, which vesting shall occur on the date of your termination of employment (or, if later, the Determination Date for such Performance Period) and (B) a prorated portion of the Earned Amount of the Tranche that relates to the Performance Period in which your termination of employment occurs, with proration based on a fraction, the numerator of which is the number of days from the first day of such Performance Period through your termination of employment and the denominator of which is the total number of days in such Performance Period, and with such Earned Amount determined based on the level of achievement of the Performance Goals for such Performance Period, which vesting shall occur on the Determination Date for such Performance Period, and the remainder of this Award shall be forfeited.
(c)Change of Control. Upon a Change of Control that occurs prior to the last Determination Date, if you remain employed at the time of such Change of Control, all outstanding RSUs (including any RSUs replaced in compliance with Section 8(b) of the Plan) shall remain outstanding and unvested, and shall continue to vest in accordance with the time-based vesting conditions set forth in Section 3(a), subject to your continued employment through the applicable Vesting Dates, or upon your earlier termination of employment by the Company without Cause (and other than due to your disability) or by you for Good Reason. The Earned Amount will be equal to (A) if such Change of Control occurs prior to the Determination Date for such Performance Period, the Target Amount or (B) if such Change of Control occurs on or after the Determination Date for such Performance Period, the amount determined based on the actual level of achievement of the Performance Goals for such Performance Period as certified by the Committee prior to the Change of Control. Or, if such RSUs are not replaced in compliance with Section 8(b) of the Plan, such RSUs shall vest immediately, with the Earned Amount equal to (A) if such Change of Control occurs prior to the Determination Date for such Performance Period, the Target Amount or (B) if such Change of Control occurs on or after the Determination Date for such Performance Period, the amount determined based on the actual level of achievement of the Performance Goals for such Performance Period as certified by the Committee prior to the Change of Control.
(d)Settlement of RSU Award. If RSUs vest pursuant to the foregoing provisions of this Section 3, then no later than the applicable Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one

Share, in each case, for each RSU that has been deemed earned and vested based on the Earned Amount of such Tranche (if any) in accordance with the terms of this Award Agreement; provided, that the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.
SECTION 4.Forfeiture of RSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including any Employment Documents and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.
SECTION 5.No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.
SECTION 6.Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.
SECTION 7.Withholding, Consents and Legends.
(a)Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c)Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 8.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9.Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10.Dispute Resolution.
(a)Jurisdiction and Venue. Notwithstanding any provision in your Employment Documents, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 11.Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12.Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 13.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 14.Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 15.Section 409A.
(a)It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c)If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Documents), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).
(d)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 16.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

SECTION 17.Section 280G. Section 8(d) of the Severance Agreement is incorporated by reference herein.
SECTION 18.Securities Trade Monitoring Policy. You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy” ). The Company’s preferred broker is currently Morgan Stanley. Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.

    IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.
by
/s/ Josephine Berisha
Name: Josephine Berisha
Title: Chief Human Resources Officer

RAVI TULSYAN

/s/ Ravi Tulsyan

Exhibit A

Details of Award

Tranche	Target RSU Amount	Performance Period	Vesting Date
2021 Tranche	1,282	Calendar year 2021	December 31, 2024
2022 Tranche	5,208	Calendar year 2022
2023 Tranche	5,207	Calendar year 2023
A-1

Exhibit B

Performance Goals

(1)Performance Goals. For each Performance Period, the metrics for the Performance Goals shall be the Company’s Adjusted Cash Flow Per Share (weighted 50%), the Company’s Relative Growth in Adjusted Cash Flow Per Share Percentile Rank (weighted 25%) and ESG Metrics Scorecard (weighted 25%). The Performance Goal for each metric shall be as set forth below in this Section 1, unless the Committee shall determine in its discretion to reduce, or adjust the underlying elements of, the applicable Performance Goal based on changes in economic circumstances or government-related mandates that impact the Company’s financial metrics, changes in the competitive market, or other factors that materially change the relevance of the metric in the performance period. The level of achievement of each Performance Goal shall be measured over the applicable Performance Period for the applicable Tranche.
a.Adjusted Cash Flow Per Share. The Performance Goal relating to the Company’s Adjusted Cash Flow Per Share for each Tranche is as follows:
i.2021 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$5.41 or above	200%
$4.96	150%
$4.51	100%
Below $4.51	0%
* Linear interpolation shall be applied between each threshold.

ii.2022 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$6.42 or above	200%
$5.89	150%
$5.35	100%
Below $5.35	0%
* Linear interpolation shall be applied between each threshold.

iii.2023 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$7.14 or above	200%
$6.55	150%
$5.95	100%
Below $5.95	0%
* Linear interpolation shall be applied between each threshold.”

b.Relative Growth in Adjusted Cash Flow Per Share. The Performance Goal relating to the Company’s Relative Growth in Adjusted Cash Flow Per Share for each Tranche is as follows:

Company’s Relative Growth in Adjusted Cash Flow Per Share Percentile Rank	Value Earned as Percentage of Target*
Greater than or equal to 75th percentile	200%
65th percentile	150%
55th percentile	100%
Below 55th percentile	0%
* Linear interpolation shall be applied between each threshold.

c.ESG Metrics Scorecard. The Performance Goal relating to the ESG Metrics Scorecard for each Tranche is as follows:

Company’s ESG Metrics Scorecard Grade	Value Earned as Percentage of Target
Equal to or greater than 90 points	200%
Equal to or greater than 85 points, but fewer than 90 points	150%
Equal to or greater than 80 points, but fewer than 85 points	100%
Fewer than 80 points	0%

(2)Determination of Performance Goal Achievement. Promptly following, and in any event no later than the March 10 immediately after, the completion of each Performance Period, the Committee will certify the actual level of achievement of each Performance Goal applicable to such Performance Period.
(3)Payout Formula. Except as otherwise expressly provided in Section 3(c) of the Award Agreement, the Earned Amount of each Tranche shall be equal to the sum of:
a.the product of (i) 50% of the Target Amount (as set forth in Exhibit A) and (ii) the Value Earned as a Percentage of Target Amount based on achievement of the Performance Goal relating to the Company’s Adjusted Cash Flow Per Share, calculated as set forth in Section 1 above, plus
b.the product of (i) 25% of the Target Amount (as set forth in Exhibit A) and (ii) the Value Earned as a Percentage of Target Amount based on achievement of the Performance Goal relating to the Company’s Relative Growth in Adjusted Cash Flow Per Share, calculated as set forth in Section 1 above, plus
c.the product of (i) 25% of the Target Amount (as set forth in Exhibit A) and (ii) the Value Earned as a Percentage of Target Amount based on achievement of the Performance Goal relating to the ESG Metrics Scorecard, calculated as set forth in Section 1 above.
(4)Certain Definitions.
a.“Comparator Group” means the group consisting of the following companies, it being understood that if any such company ceases to be an independent, publicly traded company for any reason (including without limitation an acquisition, merger, bankruptcy or liquidation) during any Performance Period, or sells certain assets or enters into a new line of business that changes the composition of its business profile during any Performance Period, then the Committee may either cause such company to cease to constitute a member of the Comparator Group for such Performance Period and each Performance Period commencing thereafter, or provide for adjustments that normalize for the impact of such changes on the Relative Growth in Adjusted Cash Flow Per Share metric, in each case, in its sole discretion:
i.United Parcel Service, Inc. Class B
ii.FedEx Corporation
iii.C.H. Robinson Worldwide, Inc.
iv.J.B. Hunt Transport Services, Inc.
v.Ryder System, Inc.
vi.Expeditors International of Washington, Inc.
vii.YRC Worldwide Inc.
viii.Echo Global Logistics, Inc
ix.Hub Group, Inc. Class A
x.Old Dominion Freight Line, Inc.

xi.ArcBest Corporation
xii.Saia, Inc.
xiii.DSV Panalpina A/S
xiv.Kuehne & Nagel International AG
xv.Werner Enterprises, Inc.
xvi.Landstar System, Inc.
b.“ESG Metrics Scorecard” means a scorecard approved by the Committee not later than July 30, 2021 that sets forth performance initiatives and metrics for each Performance Period in the categories of workforce/talent, employee and community safety, diversity and inclusion, data security, environment and sustainability, and/or governance. Such scorecard shall assign a number of points to each initiative or metric such that the total number of points for the initiatives and metrics relating to each Performance Period is equal to one hundred (100).”
c.“Adjusted Cash Flow Per Share” means (i) Adjusted EBITDA (determined in accordance with the company’s monthly operating reports and for external reporting purposes and adjusted for the impact of stock and long-term cash-based compensation) less gross capital expenditures and net interest divided by (ii) diluted shares outstanding (provided that the Committee may, in its discretion, adjust the number of diluted shares outstanding to neutralize the impact of changes in capital structure (including stock splits, reverse stock splits, or stock dividends)).
d.“Relative Growth in Adjusted Cash Flow Per Share Percentile Rank” means the percentile rank, calculated in accordance with the methodology approved by the Committee, of the Company’s Growth in Adjusted Cash Flow Per Share relative to the Growth in Adjusted Cash Flow Per Share of the companies in the Comparator Group. “Growth”, for the Company and each member of the Comparator Group, shall refer to the percent change in Adjusted Cash Flow Per Share between the applicable Performance Period and calendar year 2020.

B-4